Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

11 April 2024

Dear Securityholder,

UNIVERSAL BIOSENSORS, INC. ARBN 121 559 993 - ENTITLEMENT OFFER - NOTIFICATION TO INELIGIBLE SECURITYHOLDERS OF ENTITLEMENT OFFER

Today Universal Biosensors, Inc. ARBN 121 559 993 (UBI or Company) announced a fully underwritten pro-rata non-renounceable entitlement offer of new CHESS depositary interests over fully paid ordinary shares (common stock) in UBI (New CDIs) to raise approximately A$10 million at a ratio of 1 New CDI for every 3.47 existing CDIs (Existing CDIs) held at 7:00pm (Melbourne time) on Tuesday, 16 April 2024 (Record Date) at an offer price of A$0.15 (Offer Price), together with 1 new attaching option for every New CDI acquired under the Entitlement Offer (New Options) (Entitlement Offer).

Eligible securityholders who take up their full entitlement may also apply for additional new CDIs (Additional New CDIs) together with 1 new option for each Additional New CDI acquired (Additional New Options) in excess of their entitlement under a top up facility at the same Offer Price (Top Up Facility). The Top Up Facility is not capped, however, to the extent that the Company receives valid applications in excess of the available Additional New CDIs and Additional New Options under the Top Up Facility, the Company reserves the right to scale back applications in its discretion, having regard to the pro rata entitlement of Eligible Securityholders who apply for Additional New CDIs and Additional New Options.

In this letter, each of the New CDIs, New Options, Additional New CDIs and Additional New Options are together, the Offer Securities.

Proceeds of the Entitlement Offer shall be applied to:

●	sustain growth;

●	support ongoing product development;

●	fund short term operating losses; and

●	operate and expand marketing and sales development, particularly in relation to the sale of UBI's Xprecia Prime device following its recent FDA approval.

Further details of the Entitlement Offer were announced to the ASX today, on Thursday, 11 April 2024.

This letter is to inform you about the Entitlement Offer, and to explain why you will not be eligible to subscribe for the Offer Securities under the Entitlement Offer. This letter is not an offer to issue Offer Securities to you, nor an invitation for you to apply for Offer Securities.

You are not required to do anything in response to this letter and you are not being invited, and will not be permitted, to participate in the Entitlement Offer or purchase securities sold in the Entitlement Offer. The Company has instituted procedures to prevent any person who is not a resident of Australia or New Zealand, or any person who is, or who is acting for the benefit of, a “U.S. Person” (within the meaning of Regulation S (Regulation S) promulgated under the U.S. Securities Act of 1933, as amended (U.S. Securities Act)), from purchasing securities offered or sold in the Entitlement Offer.

Eligibility Criteria

Securityholders who are eligible to participate in the Entitlement Offer (Eligible Securityholders) are those securityholders who:

●	are registered as a holder of Existing CDIs as at the Record Date;

●	have a registered address on the UBI share register in Australia or New Zealand as at the Record Date;

●

are not in the United States, its possessions and territories, any state thereof or the District of Columbia (United States), and are not, and are not acting for the account or benefit of, a U.S. Person, as defined in Regulation S under the U.S. Securities Act or a person elsewhere outside Australia or New Zealand; and

●	do not hold CDIs on behalf of another person who resides outside Australia or New Zealand (unless they hold CDIs in another eligible capacity).

UBI has determined, pursuant to ASX Listing Rule 7.7.1(a), that it would be unreasonable to make offers to securityholders with registered addresses in jurisdictions outside of Australia and New Zealand in connection with the Entitlement Offer (Ineligible Securityholders). This is due to legal and regulatory requirements in countries other than Australia and the potential costs to UBI of complying with these requirements compared with the relatively small number of securityholders in those countries, the relatively small number of Existing CDIs they hold, and the relatively low value of Offer Securities for which those securityholders would otherwise be entitled to subscribe.

Unfortunately, according to our records, you do not satisfy the eligibility criteria for an Eligible Securityholder as stated above. Accordingly, in compliance with ASX Listing Rule 7.7.1(b), UBI wishes to advise you that you are an Ineligible Securityholder and it will not be extending the Entitlement Offer to you and you will not be sent the Prospectus or be able to subscribe for Offer Securities under the Entitlement Offer.

As the Entitlement Offer is non-renounceable, you will not receive any payment or value for entitlements in respect of any Offer Securities that would have been offered to you if you were eligible.

Further Information

On behalf of the Board and management of UBI, we regret that you are not eligible to participate in the Entitlement Offer and thank you for your continued support of the Company.

Yours sincerely,

John Sharman

Chief Executive Officer

Universal Biosensors, Inc.

The offer and sale of the New CDIs, the Additional CDIs, the New Options, the Additional New Options, any CDIs received upon the exercise of New Options and Additional New Options and the shares of the Company’s common stock evidenced by any of the foregoing (collectively, the “Securities”), have not been and will not be registered under the U.S. Securities Act or the securities laws of any state or other jurisdiction of the United States. Offers and sales of the Securities are being made to investors outside the United States that are not, and are not acting for the account or benefit of, U.S. Persons (as defined in Regulation S) in accordance with the exemption from registration under the U.S. Securities Act provided by Regulation S, and the Securities will be “restricted securities” for purposes of Rule 144 under the U.S. Securities Act. Accordingly, the Securities may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person, unless registered under the U.S. Securities Act and any other applicable securities laws of any state or other jurisdiction of the United States or an applicable exemption from such registration requirements is available. The New Options and the Additional New Options may not be exercised by or for the account or benefit of any U.S. Person unless registered under the U.S. Securities Act or an applicable exemption from such registration requirement is available. No holder of Securities will have the right to require the Company to register any of the Securities under the U.S. Securities Act or the securities laws of any state or other jurisdiction of the United States. Hedging transactions involving the Securities may not be conducted unless in compliance with the U.S. Securities Act.